Exhibit 99(b)

Certain sections of Management's Discussion and Analysis of Results of Operations of the 2003 Form 10-K, and notes 5, 6, 9 and 18, of the audited consolidated financial statements of GECS for the fiscal year ended December 31, 2003, all conformed to reflect the January 1, 2004, organizational changes.

OPERATIONS

We present Management's Discussion of Operations in three parts: Overview of Our Earnings from 2001 through 2003, Segment Operations and International Operations.

     In the accompanying analysis of financial information, we sometimes refer to data derived from consolidated financial information but not required by U.S. generally accepted accounting principles (GAAP) to be presented in financial statements. Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided on page 31 of exhibit 99(d).

ON JANUARY 1, 2004, WE SIMPLIFIED OUR ORGANIZATION. We will achieve lower costs of operations in platforms that will accommodate our future growth. The segments most affected by this change follow:

•     Commercial Finance – the combination of Commercial Finance and the Fleet Services business that was previously part of Equipment Management

•     Equipment & Other Services – the combination of Equipment Management (excluding Fleet Services) and the All Other GECS segments

Results in this financial section have been reclassified on the basis of that January 1, 2004, reorganization.

     GE announced in November 2003 its intent for an initial public offering (IPO) of a new company, Genworth Financial, Inc. (Genworth), comprising most of our life and mortgage insurance businesses. We plan to sell approximately one-third of Genworth's equity in the IPO, and we expect (subject to market conditions) to reduce our ownership over the next three years as Genworth transitions to full independence. We commenced the IPO process in January 2004 and expect to complete the IPO in the first half of the year, subject to market conditions and receipt of various regulatory approvals.

     See the Segment Operations section on page 10 of exhibit 99(d) for a more detailed discussion of our businesses.

Overview of Our Earnings from 2001 through 2003

The global economic environment must be considered when evaluating our 2001 to 2003 results. Important factors for us included slow global economic growth, a mild U.S. recession that did not cause significantly higher credit losses, lower global interest rates and distinct developments in two industries that are significant to us (property and casualty insurance and commercial aviation). As you will see in detail in the following pages, our diversification and risk management strategies reduced the earnings effects of many of the significant developments of the last three years. Our results were affected by a combination of factors, both positive and negative, as follows:

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•     At Employers Reinsurance Corporation (ERC), we, like most of the reinsurance industry, faced volatility throughout the period. We are now confident we have worked through our historical underwriting mistakes. But in 2002 we recognized losses on our 1997-2001 business, increasing loss reserves by $3.5 billion, resulting in a loss of $1.8 billion in 2002, a decline of $1.9 billion from 2001. In 2003, our turnaround efforts started to pay off. We realized benefits from improved ERC operations and ERC earnings rebounded by $2.3 billion to a profit of $0.5 billion.

•     Commercial and Consumer Finance at 50% and 87% of consolidated three-year revenues and earnings before accounting changes, respectively, are large, profitable growth businesses in which we continue to invest with confidence. In a challenging economic environment, these businesses grew earnings by $1.0 billion in 2003 and $0.6 billion in 2002. Solid core growth, disciplined risk management and successful acquisitions have delivered these strong results.

•     Equipment & Other Services is economically sensitive and consequently was affected adversely by the U.S. recession and by slow global growth in developed countries. Even in the difficult environments it faced, this business continued to succeed in its primary role, to generate cash. Higher capacity, in combination with declining or weak volume growth in many industries served by this business, resulted in fierce competitive price pressures. Equipment & Other Services earnings declined $0.2 billion over this period.

Other factors that were important to our recent earnings performance included gains on the sale of Americom ($0.6 billion) in 2001; favorable tax settlements with the U. S. Internal Revenue Service (IRS) in 2002 ($0.3 billion); as well as gains on the sale of certain of our Insurance businesses ($0.3 billion) in 2003.

     Acquisitions affected our operations and contributed $2.3 billion, $3.7 billion and $1.5 billion, respectively, to consolidated revenues in each of the last three years. Our consolidated net earnings in 2003, 2002 and 2001 included approximately $0.3 billion, $0.4 billion and $0.2 billion, respectively, from acquired businesses. We integrate acquisitions as quickly as possible and only revenues and earnings during the first 12 months following the quarter in which we complete the acquisition are attributed to such businesses.

     Significant matters in our Statement of Earnings, page 33 of exhibit 99(d), are explained below.

INTEREST EXPENSE ON BORROWINGS was $9.9 billion in 2003 and 2002, compared with $10.6 billion in 2001. Changes over the three year period reflected the effects of lower interest rates, partially offset by the effects of higher average borrowings of $279.7 billion, $250.1 billion and $212.2 billion in 2003, 2002 and 2001, respectively, used to finance asset growth and acquisitions. The average composite effective interest rate was 3.5% in 2003, compared with 4.1% in 2002 and 5.1% in 2001. In 2003, average assets of $521.6 billion were 15% higher than in 2002, which in turn were 18% higher than in 2001. See page 20 of exhibit 99(d) for a discussion of interest rate risk management.

INCOME TAXES on earnings before accounting changes were 15.8% in 2003, negative 1.7% in 2002 and 19.8% in 2001. The increase from 2002 to 2003 reflected the absence of a current year counterpart to the 2002 pre-tax loss at ERC and the IRS settlements discussed below, as well as lower pre-tax losses at GE Equity, partially offset by an approximately three percentage point decrease due to the 2003 pre-tax loss and tax benefit on the disposition of shares of ERC Life Reinsurance Corporation (ERC Life). See note 13 of exhibit 99(d).

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     Our 2002 effective tax rate reflected pre-tax losses at ERC and GE Equity, the effects of lower taxed earnings from international operations and favorable tax settlements with the IRS. Pre-tax losses of $2.9 billion at ERC and $0.6 billion at GE Equity reduced our effective tax rate by approximately 17 percentage points.

     During 2002, as a result of revised IRS regulations, we reached a settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody. Also during 2002, we reached a settlement with the IRS regarding the treatment of certain reserves for obligations to policyholders on life insurance contracts in Insurance. See note 13 of exhibit 99(d).

SEGMENT OPERATIONS

REVENUES AND SEGMENT PROFIT FOR OPERATING SEGMENTS are shown on page 11 of exhibit 99(d). As discussed in our 2003 Annual Report on Form 10-K, effective January 1, 2004, we made changes to the way we report our segments. Information in this report reflects those changes. For additional information, including a description of the products and services included in each segment, see page 3 of exhibit 99(d).

     Segment profit is determined based on internal performance measures used by our Chairman to assess the performance of each business in a given period. In connection with that assessment, the Chairman may exclude matters such as charges for restructuring; rationalization and other similar expenses; certain gains/losses from dispositions; and litigation settlements or other charges, responsibility for which precedes the current management team.

     Revenues and earnings before accounting changes, by operating segment, for the past three years are summarized and discussed below. For purposes of this discussion, earnings before accounting changes is referred to as net earnings, which excludes goodwill amortization and accounting changes.

CONSOLIDATED

For the years ended December 31 (In millions)	2003	2002	2001

REVENUES
Commercial Finance	$20,813	$19,592	$17,723
Consumer Finance	12,845	10,266	9,508
Equipment & Other Services	4,427	5,545	7,735
Insurance	26,194	23,296	23,890

Total revenues	$64,279	$58,699	$58,856

NET EARNINGS
Commercial Finance	$3,910	$3,310	$2,879
Consumer Finance	2,161	1,799	1,602
Equipment & Other Services	(419)	(388)	(222)
Insurance	2,102	(95)	1,879

Total earnings before accounting changes	7,754	4,626	6,138
Cumulative effect of accounting changes	(339)	(1,015)	(169)

Total net earnings	7,415	3,611	5,969
Amortization of goodwill	–	–	(552)

Total net earnings – as reported	$7,415	$3,611	$5,417

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COMMERCIAL FINANCE

(In millions)	2003	2002	2001

REVENUES	$20,813	$19,592	$17,723

NET REVENUES
Total revenues	$20,813	$19,592	$17,723
Interest expense	5,789	5,979	6,055

Total net revenues	$15,024	$13,613	$11,668

NET EARNINGS	$3,910	$3,310	$2,879

December 31 (In millions)	2003	2002

TOTAL ASSETS	$214,016	$202,462

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(In millions)
REAL ESTATE	2003	2002	2001

Revenues	$2,386	$2,124	$1,886

Net Earnings	$834	$650	$528

AVIATION SERVICES

Revenues	$2,881	$2,694	$2,173

Net Earnings	$506	$454	$497

December 31 (In millions)	2003	2002
REAL ESTATE
Assets	$27,767	$29,522

AVIATION SERVICES
Assets	$33,271	$30,512

Commercial Finance revenues and net earnings increased 6% and 18%, respectively, compared with 2002. The increase in revenues resulted primarily from acquisitions across substantially all businesses ($1.1 billion), higher investment gains at Real Estate ($0.1 billion) and origination growth, partially offset by lower securitization activity ($0.1 billion). The increase in net earnings resulted primarily from origination growth, acquisitions across substantially all businesses ($0.2 billion), higher investment gains at Real Estate as a result of the sale of properties and our investments in Regency Centers and Prologis ($0.1 billion), lower credit losses ($0.1 billion) resulting from continued improvement in overall portfolio credit quality as reflected by lower delinquencies and nonearning receivables, and growth in lower taxed earnings from international operations ($0.1 billion).

     The most significant acquisitions affecting Commercial Finance 2003 results were the commercial inventory financing business of Deutsche Financial Services and the structured finance business of ABB, both of which were acquired during the fourth quarter of 2002. These two acquisitions contributed $0.5 billion and $0.1 billion to 2003 revenues and net earnings, respectively.

     The 2002 increase in revenues of 11% principally reflected acquisitions and increased originations across substantially all businesses, partially offset by reduced market interest rates and lower securitization activity. The 2002 net earnings increase of 15% primarily reflected acquisitions ($0.4 billion) and origination growth, productivity across all businesses and growth in lower taxed earnings from international operations, partially offset by increased credit losses and lower securitization activity.

     Included in Equipment & Other Services on page 13 of exhibit 99(d) are items not allocated to this segment.

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CONSUMER FINANCE

(In millions)	2003	2002	2001

REVENUES	$12,845	$10,266	$9,508

NET REVENUES
Total revenues	$12,845	$10,266	$9,508
Interest expense	2,696	2,143	2,179

Total net revenues	$10,149	$8,123	$7,329

NET EARNINGS	$2,161	$1,799	$1,602

December 31 (In millions)	2003	2002

TOTAL ASSETS	$106,530	$76,965

Consumer Finance revenues increased 25% in 2003, a result of acquisitions ($1.1 billion), the net effects of the weaker U.S. dollar ($0.7 billion), origination growth as a result of continued global expansion and the premium on the sale of The Home Depot private label credit card receivables ($0.1 billion). Net earnings increased 20% in 2003 as a result of origination growth, growth in lower taxed earnings from international operations, the premium on the sale of The Home Depot private label credit card receivables ($0.1 billion) and acquisitions. These increases were partially offset by lower securitization activity ($0.2 billion) and lower earnings in Japan, principally as a result of increased personal bankruptcies.

     The most significant acquisitions affecting Consumer Finance 2003 results were First National Bank, which provides mortgage and sales finance products in the United Kingdom, and the retail sales finance unit of Conseco Finance Corp., both of which were acquired during the second quarter of 2003. These businesses contributed $0.7 billion and $0.1 billion to 2003 revenues and net earnings, respectively.

     Revenues increased in 2002 primarily as a result of acquisitions ($0.8 billion) and increased international originations, partially offset by lower securitization activity ($0.4 billion). Net earnings increased 12% in 2002, as a result of origination growth, acquisitions ($0.1 billion), growth in lower taxed earnings from international operations and productivity benefits, partially offset by lower securitization activity ($0.1 billion).

     Included in Equipment & Other Services below are items not allocated to this segment.

EQUIPMENT & OTHER SERVICES

(In millions)	2003	2002	2001

REVENUES	$4,427	$5,545	$7,735

NET EARNINGS	$(419)	$(388)	$(222)

Equipment & Other Services operating performance over the past three years was primarily the result of the effects of the U.S. recession and higher capacity, in combination with declining growth in many industries served by the businesses in the Equipment & Other Services segment, which resulted in fierce competitive price pressures.

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Equipment & Other Services revenues and net earnings in 2003 decreased 20% and 8%, respectively, as compared with 2002. More specifically, revenues decreased as a result of the following:

  The exit of certain European operations at IT Solutions ($1.3 billion) in response to intense competition and transition of the computer equipment market to a direct distribution model;
  Continued poor market conditions and product line market exits at IT Solutions and the run-off of the Auto Financial Services (AFS) business ($0.3 billion); and
  Lower asset utilization and price ($0.2 billion) an effect of industry-wide excess equipment capacity reflective of current conditions in the road and rail transportation sector.

These decreases were partially offset by the overall improvement in equity markets and lower level of investment losses in 2003 at GE Equity ($0.2 billion) and the consolidation of certain entities in our financial statements ($0.7 billion) as a result of our July 1, 2003, adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, (see note 20 of Exhibit 99(d)). The decrease in net earnings resulted primarily from lower asset utilization and price ($0.1 billion) and the absence of a 2002 tax settlement related to Kidder Peabody ($0.2 billion), offset by improved performance in 2003 at GE Equity ($0.2 billion) and the tax benefit related to the sale of ERC Life ($0.1 billion).

Equipment & Other Services revenues and net earnings in 2002 decreased 28% and 75%, respectively, as compared with 2001. The decrease in revenues resulted primarily from the following:

  The 2001 sale of Americom ($1.7 billion);
  Continued poor market conditions and product line and geographic market exits at IT Solutions and the run-off of AFS ($0.5 billion);
  Increased losses on investments and lower gains at GE Equity ($0.3 billion); and
  Lower asset utilization and price ($0.2 billion) an effect of industry-wide excess equipment capacity reflective of current conditions in the road and rail transportation sector.

These decreases were partially offset by the absence of 2001 asset impairments and product line exits ($0.4 billion). The decrease in net earnings resulted primarily from the 2001 sale of Americom ($0.9 billion); reduced net earnings at IT Solutions and AFS ($0.1 billion); increased losses on investments and lower gains at GE Equity ($0.1 billion); and lower asset utilization and price ($0.1 billion). These decreases were partially offset by the absence of 2001 asset impairments and product line exits ($0.7 billion) and a favorable tax settlement with the IRS allowing the deduction of previously realized losses associated with the prior disposition of Kidder Peabody ($0.2 billion).

     Certain amounts are not included in other financial services operating segments or businesses because they are excluded from the measurement of their operating performance for internal purposes. In 2001, after-tax charges of $0.7 billion primarily related to asset impairments and product line exits, included: other-than-temporary impairments of investments totaling $0.3 billion, the largest of which were primarily held by GE Equity and Insurance; charges of $0.1 billion related to loss events and the exit of certain insurance and financing product lines at Insurance, primarily non-standard automobile and higher limit industrial property insurance coverages; charges of $0.1 billion related to the exit of certain financing product lines at Consumer Finance; and costs related to restructuring totaling $0.1 billion, consisting of involuntary termination benefits, facilities exit costs, and asset impairments.

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INSURANCE

(In millions)	2003	2002	2001

REVENUES	$26,194	$23,296	$23,890

NET EARNINGS	$2,102	$(95)	$1,879

GE GLOBAL INSURANCE HOLDING (ERC)

Revenues	$11,600	$9,432	$9,453

Net Earnings	$481	$(1,794)	$78

Insurance revenues increased $2.9 billion (12%) in 2003 on increased premium revenues ($2.2 billion), a gain of $0.6 billion on sale of GE Edison Life Insurance Company (Edison Life), higher investment income ($0.4 billion) and the net effects of the weaker U.S. dollar ($0.7 billion). The premium revenue increase reflected continued favorable pricing at ERC ($0.5 billion), net volume growth in certain ERC and other insurance businesses ($0.8 billion), absence of prior year loss adjustments ($0.4 billion), adjustment of current year premium accruals to actual ($0.3 billion) and lower levels of ceded premiums resulting from a decline in prior year ERC loss events ($0.1 billion). Partial revenue offsets resulted from absence of revenues following the sale of Edison Life ($0.7 billion) and a $0.2 billion loss on the disposition of Financial Guaranty Insurance Company (FGIC) at the end of 2003. Revenues decreased 2% in 2002, principally the result of ongoing planned run-off of acquired policies at Toho and lower realized investment gains.

     Net earnings increased $2.2 billion in 2003, primarily from the substantial improvement in current operating results at ERC ($2.3 billion) reflecting improved underwriting, lower adverse development (discussed below) and generally favorable industry conditions during the year. Net earnings also benefited from the gain on the sale of Edison Life ($0.3 billion). These increases were partially offset by the absence of a current year counterpart to the favorable tax settlement with the IRS in 2002 ($0.2 billion) and the loss on the sale of FGIC ($0.1 billion after tax).

     Net earnings decreased $2.0 billion in 2002, primarily the result of adverse development at ERC. Also in 2002, investment gains decreased, an effect partially offset by core premium growth including higher premium pricing at ERC, and benefit from the favorable tax settlement with the IRS.

     As described on page 29 of exhibit 99(d) under the caption "Insurance Liabilities and Reserves," insurance loss provisions are adjusted up or down based on the best available estimates. Reported claims activity at ERC related to prior year loss events, particularly for liability-related exposures underwritten in 1997 through 2001, has performed much worse than we anticipated.

  In the fourth quarter of 2002, considering the continued acceleration in reported claims activity, we concluded that our best estimate of ultimate pre-tax losses was $2.5 billion higher in the range of reasonably possible loss scenarios than we had previously estimated. The more significant 2002 adverse development was in hospital medical malpractice, product liability and professional liability ($0.3 billion each) and umbrella liability, workers compensation, individual liability and asbestos ($0.2 billion each). With amounts recognized in the first three quarters of 2002, our total 2002 pre-tax charge for adverse

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     development at ERC amounted to $3.5 billion.

  In 2003, we continued to monitor our reported claims activity compared with our revised expected loss levels. In a majority of our lines of business, reported claims activity in 2003 was reasonably close to expected amounts. In a few lines – principally medical malpractice, product liability and certain director and officer related coverage – reported claims volumes exceeded our revised loss expectations. Accordingly, we increased our loss reserves to the newly-indicated ultimate levels in 2003, recording adverse development of $0.9 billion pretax. We are confident we have worked through our historical underwriting mistakes.

Throughout 2003, ERC has remained disciplined in rejecting risks that either fail to meet the established standards of price or terms and conditions, or that involve risks for which sufficient historical data do not exist to permit us to make a satisfactory evaluation. For risks that pass our criteria, we have sought to retain and even judiciously expand our business. On the other hand, we have curtailed or exited business in particular property and casualty business channels when expected returns do not appear to justify the risks.

     ERC's improved operating performance is illustrated by its "combined ratio"– the sum of claims-related losses incurred plus related underwriting expenses in relation to earned premiums. A combined ratio of less than 100% reflects an underwriting profit, that is, profit before investment income, another significant revenue source for most insurance entities. ERC's 2003 combined ratio was 106%, but, in an early indication of the effectiveness of our revised underwriting standards, the combined ratio excluding prior-year loss events was 93%.

     Our mortgage insurance business had favorable development throughout the three years ended December 31, 2003, primarily reflecting continued strength in certain real estate markets and the success of our loss containment initiatives in that business.

     Included in Equipment & Other Services on page 13 of exhibit 99(d) are items not allocated to this segment. Also, see the discussion of our planned Genworth offering on page 9 of exhibit 99(d).

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NOTE 5. FINANCING RECEIVABLES (INVESTMENTS IN TIME SALES, LOANS AND FINANCING LEASES)

December 31 (In millions)	2003	2002

COMMERCIAL FINANCE
Equipment	$63,737	$64,618
Commercial and industrial	39,383	36,512
Real estate	20,171	21,041
Commercial aircraft	12,424	11,397

	135,715	133,568

CONSUMER FINANCE
Non U.S. installment, revolving credit and other	34,440	23,655
Non U.S. residential	19,593	9,731
Non U.S. auto	18,668	15,113
U.S. installment, revolving credit and other	16,545	14,312
Other	5,431	3,225

	94,677	66,036

EQUIPMENT & OTHER SERVICES	1,893	3,956

	232,285	203,560
Less allowance for losses (note 6)	(6,256)	(5,500)

Total	$226,029	$198,060

Our financing receivables include both time sales and loans and financing leases. Time sales and loans represents transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges.

     Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

     As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, we are taxed on total lease payments received and are entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. We are generally entitled to any residual value of leased assets.

     Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. We have no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. Our share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

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NET INVESTMENT IN FINANCING LEASES

	Total financing leases		Direct financing leases		Leveraged leases

December 31 (In millions)	2003	2002	2003	2002	2003	2002

Total minimum lease payments receivable	$87,400	$88,640	$57,929	$56,779	$29,471	$31,861
Less principal and interest on third-party nonrecourse debt	(22,144)	(24,249)	–	–	(22,144)	(24,249)

Net rentals receivable	65,256	64,391	57,929	56,779	7,327	7,612
Estimated unguaranteed residual value of leased assets	9,733	9,807	6,058	6,032	3,675	3,775
Less deferred income	(13,496)	(13,947)	(9,720)	(9,998)	(3,776)	(3,949)

Investment in financing leases	61,493	60,251	54,267	52,813	7,226	7,438
Less amounts to arrive at net investment
Allowance for losses	(830)	(861)	(734)	(759)	(96)	(102)
Deferred taxes	(10,250)	(9,763)	(5,793)	(5,559)	(4,457)	(4,204)

Net investment in financing leases	$50,413	$49,627	$47,740	$46,495	$2,673	$3,132

CONTRACTUAL MATURITIES

(In millions)	Total time sales and loans	Net rental receivable

Due in
2004	$55,044	$16,490
2005	28,020	13,272
2006	23,249	10,148
2007	13,951	6,883
2008	12,650	4,066
2009 and later	37,878	14,397

Total	$170,792	$65,256

We expect actual maturities to differ from contractual maturities.

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"Impaired" loans are defined by generally accepted accounting principles as large balance loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement. An analysis of impaired loans follows.

December 31 (In millions)	2003	2002

Loans requiring allowance for losses	$940	$1,140
Loans expected to be fully recoverable	1,355	845

	$2,295	$1,985

Allowance for losses	$378	$397
Average investment during year	2,193	1,747
Interest income earned while impaired (a)	33	16

(a)	Recognized principally on cash basis.

NOTE 6. ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

(In millions)	2003	2002	2001

BALANCE AT JANUARY 1
Commercial Finance	$2,664	$2,532	$1,695
Consumer Finance	2,782	2,173	2,149
Equipment & Other Services	54	87	182

	5,500	4,792	4,026
PROVISION CHARGED TO OPERATIONS
Commercial Finance	887	1,110	771
Consumer Finance	2,808	1,950	1,646
Equipment & Other Services	57	24	64

	3,752	3,084	2,481

OTHER ADDITIONS (a)	648	704	563

GROSS WRITE-OFFS
Commercial Finance	(1,321)	(1,262)	(564)
Consumer Finance	(3,114)	(2,383)	(2,076)
Equipment & Other Services	(57)	(77)	(134)

	(4,492)	(3,722)	(2,774)
RECOVERIES
Commercial Finance	126	95	66
Consumer Finance	710	534	417
Equipment & Other Services	12	13	13

	848	642	496
BALANCE AT DECEMBER 31
Commercial Finance	2,244	2,664	2,532
Consumer Finance	3,984	2,782	2,173
Equipment & Other Services	28	54	87

Balance at December 31	$6,256	$5,500	$4,792

(a)

Included $168 million, $493 million and $666 million related to acquisitions and $480 million, $211 million and $(103) million related to the net effects of exchange rates in 2003, 2002 and 2001, respectively.

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SELECTED FINANCING RECEIVABLES RATIOS

December 31	2003	2002

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES AS A PERCENTAGE OF TOTAL FINANCING RECEIVABLES
Commercial Finance	1.65%	1.99%
Consumer Finance	4.21	4.21
Equipment & Other Services	1.48	1.37
Total	2.69	2.70

NONEARNING AND REDUCED EARNING FINANCING RECEIVABLES AS A PERCENTAGE OF TOTAL FINANCING RECEIVABLES
Commercial Finance	1.3%	1.6%
Consumer Finance	2.6	2.4
Equipment & Other Services	2.3	1.4
Total	1.8	1.9

NOTE 9. INTANGIBLE ASSETS

December 31 (In millions)	2003	2002

Goodwill	$21,527	$19,094
Present value of future profits (PVFP)	1,562	2,457
Capitalized software	800	894
Other intangibles	932	686

Total	$24,821	$23,131

Intangible assets were net of accumulated amortization of $11,515 million in 2003 and $10,603 million in 2002.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION
	2003			2002

December 31 (In millions)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net

PVFP	$4,571	$(3,009)	$1,562	$5,261	$(2,804)	$2,457
Capitalized software	1,560	(760)	800	1,462	(568)	894
Servicing assets (a)	3,539	(3,392)	147	3,582	(3,240)	342
Patents, licenses and other	304	(201)	103	283	(158)	125
All other	1,095	(417)	678	556	(341)	215

Total	$11,069	$(7,779)	$3,290	$11,144	$(7,111)	$4,033

(a)

Servicing assets, net of accumulated amortization, were associated primarily with serviced residential mortgage loans amounting to $14 billion and $33 billion at December 31, 2003 and 2002, respectively

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Indefinite-lived-intangible assets were $4 million at December 31, 2003 and 2002, respectively and related primarily to patents, licenses and other.

     Amortization expense related to intangible assets, excluding goodwill, for 2003 and 2002, was $857 million and $1,521 million, respectively. The estimated percentage of the December 31, 2003, net PVFP balance to be amortized over each of the next five years follows.

2004	2005	2006	2007	2008

8.8%	8.2%	7.5%	6.9%	6.4%

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Change in PVFP balances follow.

(In millions)	2003	2002

Balance at January 1	$2,457	$2,198
Acquisitions	46	494
Dispositions	(658)	–
Accrued interest (a)	80	83
Amortization	(318)	(369)
Other	(45)	51

Balance at December 31	$1,562	$2,457

(a)	Interest was accrued at a rate of 4.3% and 3.5% for 2003 and 2002, respectively.

Recoverability of PVFP is evaluated periodically by comparing the current estimate of expected future gross profits to the unamortized asset balance. If such comparison indicates that the expected gross profits will not be sufficient to recover PVFP, the difference is charged to expense. No such expense was recorded in 2003 or 2002.

     Amortization expense for PVFP in future periods will be affected by acquisitions, realized capital gains/losses or other factors affecting the ultimate amount of gross profits realized from certain lines of business. Similarly, future amortization expense for other intangibles will depend on acquisition activity and other business transactions.

     The amount of goodwill amortization included in net earnings (net of income taxes) in 2001 was $552 million. The effects on earnings of excluding such goodwill amortization from 2001 follow.

(In millions)	2001

Net earnings, as reported	$5,417
Net earnings, excluding goodwill amortization	5,969

Changes in goodwill balances, net of accumulated amortization, follow.

	2003

(In millions)	Commercial Finance	Consumer Finance	Equipment & Other Services	Insurance	Total

Balance January 1	$8,360	$5,562	$996	$4,176	$19,094
Acquisitions/purchase accounting adjustments(a)	183	1,294	29	12	1,518
Foreign exchange and other	84	923	4	(96)	915

Balance December 31	$8,627	$7,779	$1,029	$4,092	$21,527

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	2002

(In millions)	Commercial Finance	Consumer Finance	Equipment & Other Services	Insurance	Total

Balance January 1	$6,598	$3,826	$2,137	$3,372	$15,933
Transition impairment	–	–	(1,204)	–	(1,204)
Acquisitions/purchase accounting adjustments(a)	1,681	1,286	34	542	3,543
Foreign exchange and other	81	450	29	262	822

Balance December 31	$8,360	$5,562	$996	$4,176	$19,094

(a)

The amount of goodwill related to new acquisitions recorded during 2003 was $1,382 million, the largest of which was First National Bank ($680 million) by Consumer Finance. The amount of goodwill related to purchase accounting adjustments during 2003 was $136 million, primarily associated with the 2002 acquisitions of Australian Guarantee Corporation at Consumer Finance and Security Capital Group at Commercial Finance. The amount of goodwill related to new acquisitions recorded during 2002 was $2,371 million, the largest of which was Australian Guarantee Corporation ($621 million) by Consumer Finance. The amount of goodwill related to purchase accounting adjustments during 2002 was $1,172 million primarily associated with the 2001 acquisition of Heller Financial, Inc. Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet (frequently with implications for the price of the acquisition), then to adjust the acquired company's policies, procedures, books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

NOTE 18. OPERATING SEGMENTS

Our operating segments are organized based on the nature of products and services provided. The accounting policies for these segments are the same as those described in note 1 of exhibit 99(d). We evaluate the performance of our operating segments primarily on the basis of earnings before accounting changes. Details of total revenues and earnings before accounting changes by operating segment are provided in the consolidated table on page 11 of exhibit 99(d). Other specific information is provided as follows.

	Total revenues			Intersegment revenues			External revenues

For the years ended December 31 (In millions)	2003	2002	2001	2003	2002	2001	2003	2002	2001

Commercial Finance	$20,813	$19,592	$17,723	$195	$128	$99	$20,618	$19,464	$17,624
Consumer Finance	12,845	10,266	9,508	23	12	12	12,822	10,254	9,496
Equipment & Other Services	4,427	5,545	7,735	(241)	(142)	(124)	4,668	5,687	7,859
Insurance	26,194	23,296	23,890	23	2	13	26,171	23,294	23,877

Total	$64,279	$58,699	$58,856	$–	$–	$–	$64,279	$58,699	$58,856

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	Depreciation and amortization(a)			Provision for income taxes

For the years ended December 31 (In millions)	2003	2002	2001	2003	2002	2001

Commercial Finance	$3,466	$3,133	$2,586	$846	$800	$788
Consumer Finance	276	232	178	458	527	460
Equipment & Other Services	1,151	1,034	1,234	(774)	(730)	(377)
Insurance	469	432	502	928	(676)	509

Total	$5,362	$4,831	$4,500	$1,458	$(79)	$1,380

	Interest on time sales and loans			Interest expense

For the years ended December 31 (In millions)	2003	2002	2001	2003	2002	2001

Commercial Finance	$5,669	$5,260	$4,297	$5,789	$5,979	$6,055
Consumer Finance	10,266	8,254	7,156	2,696	2,143	2,179
Equipment & Other Services	65	109	130	853	1,332	1,805
Insurance	495	445	553	531	481	559

Total	$16,495	$14,068	$12,136	$9,869	$9,935	$10,598

	Assets At December 31			Additions to equipment on operating leases (including buildings and equipment) (b) For the years ended December 31

(In millions)	2003	2002	2001	2003	2002	2001

Commercial Finance (c)	$214,016	$202,462	$178,217	$7,405	$8,999	$12,325
Consumer Finance (c)	106,530	76,965	62,978	191	221	195
Equipment & Other Services (c)	64,098	28,104	28,789	1,136	2,417	2,066
Insurance	169,882	182,297	155,500	35	71	37

Total	$554,526	$489,828	$425,484	$8,767	$11,708	$14,623

(a)	Excludes amortization of goodwill.
(b)	Additions to equipment on operating leases (including buildings and equipment) include amounts relating to principal businesses purchased.
(c)

Total assets of the Commercial Finance, Consumer Finance and Equipment & Other Services segments at December 31, 2003, include investments in and advances to non-consolidated affiliates of $6,661 million, $979 million and $5,076 million, respectively, which contributed approximately $347 million, $32 million and $187 million, respectively, to segment pre-tax income for the year ended December 31, 2003.

Revenues originating from operations based in the United States were $36,442 million, $34,341 million and $35,230 million in 2003, 2002 and 2001, respectively. Revenues originating from operations based outside the United States were $27,837 million, $24,358 million and $23,626 million in 2003, 2002 and 2001, respectively.

(17)

     Long-lived assets – equipment on leases including buildings and equipment – associated with operations based in the United States were $11,964 million, $11,078 million and $10,251 million at year-end 2003, 2002 and 2001, respectively.  Long-lived assets associated with operations based outside the United States were $26,852 million, $24,252 million and $20,893 million at year-end 2003, 2002 and 2001, respectively.

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